Exhibit 10.3

This Agreement (“Agreement”) concerning a sublease of commercial property is made by and between Human BioMolecular Research Institute (“HBRI”), a Washington 501(c)3 non-profit corporation located at 5310 Eastgate Mall San Diego, CA 92121 and Regen Biopharma, Inc., a Nevada corporation located at 4700 Spring Street, St. 304 hereinafter referred to as CC, subleasor at HBRI (“the Parties”). In consideration of the mutual promises herein and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Premises, Rent, and Terms

HBRI shall sublease to CC approximately 199.5 square feet of HBRI leased premises at 5310 Eastgate Mall, San Diego, CA 92121, as depicted in Appendix A attached hereto and incorporated herein (including lab space, hood space and PCR hood), on the terms and conditions set forth in this Agreement. The term of the sublease shall be from March 9, 2015 to September 8, 2015 (a period of 6 months) and will automatically renew thereafter for the same 6 month term unless written notice is received within 60 days prior to renewal. HBRI shall review the sublease agreement periodically and at least annually and have the right to modestly change the terms for good reason; including but not limited to an increase in scope, space, personnel, and usage by CC. An annual cost of living increase of 5% will be implemented each year. Either party may terminate this Agreement upon giving the other party ninety days' written notice.

CC shall pay HBRI $400 on the 1st day of each calendar month of the term. A refundable deposit of $4000 will be due before taking possession of the lab space and shall be refunded to CC no less than thirty days upon the termination of this Agreement provided that CC has substantially complied with its obligations hereunder. Total monthly fees are due by the 1st (first) of each month, regardless of whether or not an invoice is received. If payment is not received by the 10th (tenth) of each month a late fee of $25 will be assessed and the unpaid balance will begin to accrue interest at 10.0% APR compounded monthly from the original due date (the first of the month) until the entire amount owed is paid. HBRI reserves the right to review the payment for services and request additional reasonable reimbursement for reasonable additional costs for time and materials if the payment for service is less than the amount of service provided.

In consideration of the rent payable under this Agreement, CC shall receive use of the premises described above and the privileges and services described herein in conformance with the signed Research Agreement (Appendix E). The Research Agreement is an inextricable portion of this Agreement. CC shall be entitled to the benefit of services and utilities received by HBRI as part of its lease to the subleased premises, including electricity, heating, and janitorial services, and shall further be entitled to use of HBRI washroom/sterilizing facilities, prep room, and mutually agreed equipment and facilities, as listed in Appendix B. HBRI personnel who operate and maintain such equipment and services shall provide reasonable assistance to CC in connection with such use. CC shall provide for their company’s own phone, fax, internet, and printing/copying services and installation.

Any services, materials, and time above and beyond the standard performance of this agreement will be charged separately by HBRI at an hourly rate of $50/hr.

CC shall adhere to all statutory, regulatory, permitting and other San Diego County, State and Federal legal requirements with respect to its activities, and to safe laboratory practices, including without limitation all HBRI procedures concerning chemical, radioisotope, biohazards, and safety regulations. HBRI shall provide CC with copies of HBRI procedures manuals that relate to its facility and health and safety procedures, with which CC shall comply.

Each party shall defend, indemnify, and hold the other harmless from any and all claims, losses, damages, liabilities, and causes of action, including without limitation the payment of reasonable attorneys’ fees and expert witnesses’ fees, which such party may incur in connection with any act or omission by the other party in performance of this Agreement or the other party’s use of the subleased premises. In the case of any disagreement that results in legal action, the prevailing Party shall have legal fees paid by the non-prevailing party.

CC shall not be entitled to use of HBRI mail, fax, and general administration.

This sublease is not transferable and shall not be further subleased.

2.	Compliance with and Remedies under HBRI Lease

CC shall comply with all terms of tenancy set forth in the HBRI lease to the premises at 5310 Eastgate Mall, San Diego, CA 92121 (the “HBRI Lease”), including without limitation Landlord’s Rules and Regulations set forth in Appendix C thereof, with the sole exception of HBRI’s obligation to pay rent under the HBRI Lease. The HBRI Lease is attached hereto and incorporated herein as Appendix C. HBRI shall be entitled to enforce the terms of the HBRI Lease against CC and to obtain remedies with respect to CC as if HBRI were the “Landlord” in such HBRI Lease.

3.	Insurance

CC shall maintain comprehensive liability insurance with limits of $2 million per occurrence, at a minimum, throughout the Term and for a reasonable period thereafter. At the time of signing this Agreement, CC shall provide HBRI with a copy of its insurance policy showing that CC carries sufficient comprehensive liability insurance to satisfy the terms of Section 12 of the HBRI Lease (i.e., $2,000,000/occurrence coverage policy). In no event shall CC occupy the subleased premises until it has provided a copy of such an insurance policy to HBRI. CC shall provide proof of workers compensation before use of the laboratory facilities. CC shall provide HBRI with prompt written notice of any material change, cancellation or expiration of the above-required insurance.

4.	Notices.

Any notice required or given by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by facsimile, one (1) day after prepaid deposit with any nationally recognized overnight delivery service, or three (3) days after the date postmarked, if sent postage prepaid by registered or certified mail, return receipt requested, to the following addresses and facsimile numbers:

(a) Notices to HBRI should be directed to:

Rebekah Handley, COO

Human BioMolecular Research Institute

5310 Eastgate Mall

San Diego, CA 92121

(b) Notices to CC should be directed to:

David Koos

Regen Bipharma, inc.

Chairman and CEO

4700 Spring Street

Suite 304

La Mesa CA 91941

5.	Miscellaneous.

a.	CC shall notify HBRI in advance of any nonstandard hazardous chemical or biological materials (as per San Diego Uniform Fire and County Health Codes) that CC intends to store or use on the subleased premises, to ensure that HBRI’s licenses are adhered to and the subleased premises can safely accommodate the materials.

b.	Each party will be responsible for its own business operations. Any costs related to CC with respect to this sublease and any costs related to HBRI with respect to CC’s new sub tenancy, shall be the responsibility of the individual parties except as otherwise expressly agreed hereunder.

c.	Each party agrees to keep confidential all intellectual property and other confidential or proprietary information of the other party in conformance with the signed Non-Disclosure Agreement (Appendix D). CC will not compete with HBRI for personnel. CC will not hire HBRI employees within 3 years of the termination of this contract.

d.	At the termination of this sublease, CC will return the subleased premises to a condition of reasonable cleanliness acceptable to HBRI, except to the extent the parties may determine by mutual written agreement. In particular, and without limiting the foregoing, CC will arrange for all CC’s hazardous waste, in excess of the reasonable accumulation periodically disposed, to be removed from the premises using approved contractors, all at CC’s sole expense. If the subleased premises require unreasonable or excessive decontamination of radioisotopes, chemicals, infectious agents, or for any other cause, HBRI will arrange for such decontamination and CC will reimburse HBRI fully for any such costs.

e.	This agreement comprises the full agreement of HBRI and CC with regard to the rental of space. Any amendments to and extensions of this Agreement shall be in writing and executed by both parties. Subject to the limitations set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

f.	Failure of either party to insist upon the strict performance of any provision of this Agreement or to exercise any option, right, remedy, or power continued in this Agreement shall not constitute a waiver or relinquishment thereof for the future. All rights and remedies of either party shall be cumulative and no right or remedy shall be exclusive of any other right or remedy. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

g.	This Agreement will be governed and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents. HBRI hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against HBRI by CC or CC by HBRI arising from or related to this Agreement.

h.	This Agreement shall be available for review by HBRI’s landlord as specified in Section 15 of the HBRI Lease.

i.	HBRI is not in default on any conditions of the HBRI Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below,

Regen Biopharma, Inc.	HUMAN BIOMOLECULAR RESEARCH INSTITUTE

By/s/ David Koos	By/s/ John R. Cashman
David Koos	John R. Cashman, Ph.D.
Title: Chairman and CEO	Title: Director
Date: March 20, 2015	Date: March 20, 2015

Appendix A

DESIGNATED LEASED SPACE - FLOOR PLAN

Appendix B

HBRI EQUIPMENT, FACILITIES AND SERVICES

Centrifugation Equipment

Normal removal of a reasonable amount of hazardous waste

Cell culture hoods, room and incubators will be shared use with priority use to HBRI

Animal Facilities utilizing HBRI IUCAC and approved protocols (animals costs and a per cage day fee and IACUC charges to be negotiated)

Radioactivity License, including a reasonable amount as determined by HBRI of radioactive materials. All radioactive material will be ordered by the facilities manager or his representative and CC shall pay for their share.

Minus 80 and Minus 20 Freezer space

Refrigerator space

Balances

Chemical Storage and Safety

Autoclave

Deionized Water

Milli Q System (ultra-pure water)

Shipping/Receiving Room

Benchtop Centrifuge

Analytical room UV-vis Spectrometer

Dark Room (no photography)

pH meter

Other:

Parking

Janitorial Services

Miscellaneous Supplies (toilet paper, paper towels, hand soap, glassware wash soap, bottled drinking water).

Appendix C

LANDLORD RULES

See HBRI-Dittmann Lease Agreement Attached

Appendix D

Non-Disclosure Agreement

See Executed Non-Disclosure Agreement Attached.

Appendix E

HBRI Research Agreement

See Executed Research Agreement Attached.